Exhibit 99.1

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Rayonier Names Lee M. Thomas as President and CEO

JACKSONVILLE, Fla., February 28, 2007 - Rayonier (NYSE:RYN) said today that its Board of Directors has elected Lee M. Thomas to be President and CEO, effective March 1, 2007, succeeding Lee Nutter, who previously announced his plans to retire. Thomas will also become Chairman when Nutter retires from the Board June 30, 2007.

Thomas, 62, has been a member of Rayonier's Board of Directors since June 2, 2006. He was President and Chief Operating Officer and on the Board of Directors of Georgia-Pacific Corp. from 2002 until his retirement December 31, 2005, following Georgia-Pacific's acquisition by Koch Industries.

"We are delighted that Mr. Thomas has agreed to lead Rayonier," the Board of Directors said in a statement. "His broad experience managing the operations of one of the world's largest forest products companies, combined with distinguished government service, make him uniquely qualified to build on Rayonier's record of success."

During his 13-year career with Georgia-Pacific, Thomas held key executive positions overseeing wood products, pulp, paper and chemicals, and environmental and government affairs. Prior to Georgia-Pacific, he was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. from 1989-1993 and Administrator of the U.S. Environmental Protection Agency from 1985-1989.

"I was delighted last year to be invited to join the Board given Rayonier's reputation as one of the top-performing companies in the forest products industry," Thomas said. "In my brief time on the Board, my appreciation of Rayonier's people, their results-driven culture, timber REIT structure and strategic focus has continued to grow. I am honored and excited that I have been given the opportunity to work more closely with the team at Rayonier and to contribute to their long tradition of excellence and success."

Thomas serves on the boards of the Regal Entertainment Group, Airgas Inc. and the Federal Reserve Bank of Atlanta. He graduated from the University of the South and has a master's degree from the University of South Carolina.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.7 million acres of timber and land in the U.S., New Zealand and Australia. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a real estate investment trust.

For further information about Rayonier, visit the company's website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by calling 1-800-RYN-7611.

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